Exhibit 99.1

TechTeam Global Reports Third Quarter 2006 Financial Results

          SOUTHFIELD, Mich., Nov. 2 /PRNewswire-FirstCall/ -- TechTeam Global, Inc. (the “Company”) (Nasdaq: TEAM), a global provider of information technology and business process outsourcing services, today reported net income of $370,000, or $0.04 per diluted common share, for the three months ended September 30, 2006, compared to net income of $1.2 million, or $0.12 per diluted common share, for the same period last year.

          Significant items during the third quarter include:

          *     IT Outsourcing Services revenue increased 19.0% compared to the third quarter of 2005, primarily due to growth in previously announced new customer contracts.

          *     Revenue from Government Technology Services and IT Consulting and Systems Integration decreased 13.0% in total from the third quarter of 2005 due to the conclusion of specific contracts and the wind-down of certain project-based work.

          *     TechTeam had its best quarter of 2006 with respect to new business signings.

          *     Gross profit and margin improvements at two new clients offset the conclusion of contracts and wind-down of project-based work.  Gross profit was up slightly, from $10.3 million in the third quarter of 2005 to $10.4 million in the third quarter of 2006.

          *     Excluding the settlement charge related to claims filed against the Company by former officers (the “Settlement”), the Company would have reported net income of $799,000, or $0.08 per diluted common share.  See the table following the financial statements contained in this press release for a reconciliation of third quarter earnings excluding this item to net income.

          “We are making good progress building momentum across all of our businesses,” said Chris Brown, President and Chief Executive Officer.  “In the third quarter, we posted a number of contract wins with solid economics in both IT Outsourcing and Government Solutions.  Sequentially from the second quarter, our overall performance improved -- both on the top and bottom line. I am particularly proud of the continuous effort and discipline of our sales and operations teams, which have positioned us well as we expand our client base both domestically and internationally.”

          Brown continued, “While these are positive signs indicating that we are on the right path, we still have a significant amount of work to do as we approach 2007.  We must continue to capitalize on new markets and opportunities to grow revenue, and we must continue to apply discipline throughout the organization.  We are dedicated to developing a more stable, growing and exciting company in 2007 and beyond.”

          Total revenue increased 1.7% to $42.0 million for the third quarter of 2006, from $41.3 million for the same period in 2005.  Excluding revenue contributed by Akela, acquired on October 3, 2005, total revenue decreased 1.1% to $40.8 million for the third quarter of 2006.  The year-over-year change in revenue is primarily attributable to 19% growth in IT Outsourcing from new customer contracts that was fully offset by the conclusion of certain contracts in Government Technology Services and the wind-down of certain systems implementation and training projects in the Company’s IT Consulting and Systems Integration segment.

          Gross profit increased slightly to $10.4 million for the third quarter of 2006, from $10.3 million for the same period in 2005.  The Company’s gross margin (gross profit expressed as a percentage of revenue) decreased slightly to 24.7% for the third quarter of 2006, from 25.0% for the same period in 2005.  Gross margin improved sequentially from 23.8% for the second quarter of 2006.  Consistent with revenue, the Company experienced significant growth in gross profit from IT Outsourcing Services from new customer contracts that was offset by a reduction in gross profit from the conclusion of certain contracts and the wind-down of certain projects.

          Selling, general, and administrative (“SG&A”) expense was $9.9 million for the third quarter of 2006, or 23.7% of the Company’s total revenue.  SG&A expense was $8.6 million, or 20.8% of revenue, for the same period in 2005. The year-over-year increase in SG&A expense is primarily attributable to expenses resulting from the Settlement, the acquisition of Akela ($281,000), and increased investment in technology infrastructure costs ($287,000). Excluding the expense related to the Settlement, SG&A expense for the third quarter of 2006 was $9.3 million, or 22.1% of total revenue.

          Operating income decreased to $417,000 for the third quarter of 2006, from $1.7 million for the same period in 2005 primarily due to the increase in SG&A expense, including the Settlement, and the slight decline in gross margin.

          Other components of TechTeam’s third quarter 2006 performance include the following:

          *     Revenue from the Company’s U.S. operations, excluding government-based subsidiaries, increased 4.7% to $15.8 million for the third quarter of 2006, from $15.1 million for the same period in 2005.

          *     Revenue from the Company’s European operations increased 22.0% to $14.1 million for the third quarter of 2006, from $11.6 million during the same period in 2005, due to the acquisition of Akela, revenue growth from existing customer programs and the Company’s shared services offering to the pharmaceutical industry.  Excluding the revenue contributed by Akela, revenue from the Company’s European operations increased 11.8% to $12.9 million for the third quarter of 2006, compared to the same period in 2005.

          *     For the third quarter of 2006, earnings before interest, taxes, depreciation, and amortization expense (“EBITDA”) was $1.7 million, or 4.1% of revenue, compared with EBITDA of $3.0 million, or 7.2% of revenue, for the same period in 2005.  Excluding the expense related to the Settlement, EBITDA was $2.4 million, or 5.6% of revenue.

          The Company believes EBITDA is an important “non-GAAP” measure of the Company’s financial performance.  EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments, or capitalization and depreciation policies.  The most closely related GAAP measure is operating income.  Some financial analysts also use EBITDA to assist in the determination of a company’s possible market valuation.  (See the table following the financial statements contained in this press release for a reconciliation of operating income to EBITDA.)

          *     Net cash provided by operating activities was $570,000 for the third quarter of 2006, compared to net cash provided by operating activities of $7.6 million for the same period in 2005.

          *     Total cash and cash equivalents were $26.4 million as of September 30, 2006, while long-term debt was $5.1 million as of the same date.  This represents $2.06 in net cash and cash equivalents per common share outstanding as of the end of the third quarter of 2006.

          *     As of September 30, 2006, the Company had 10,320,993 common shares issued and outstanding.

          Conference Call Information

          TechTeam Global, Inc. will host an investor teleconference to discuss its third quarter 2006 financial results at 4:30 p.m. EST, today, Thursday, November 2, 2006.  To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 866-383-8108 (Outside the United States, call +1-617-597-5343).  When prompted, enter the passcode: 53240757.

          To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Web cast icon.  From this site, you can download the necessary software and listen to the teleconference.  TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

          A taped replay of the call will be available beginning at approximately 6:30 p.m. EST, Thursday, November 2, 2006.  This toll-free replay will be available until 11:59 p.m. EST, Thursday, November 16, 2006.  To listen to the teleconference replay, call 888-286-8010.  (Outside the United States, call +1-617-801-6888).  When prompted, enter the passcode: 33348310.

          About TechTeam Global

          TechTeam Global, Inc. is a global provider of information technology and business process outsourcing services.  The Company’s ability to integrate computer services into a flexible, ITIL-based solution is a key element of its strategy.  Partnerships with some of the world’s “best-in-class” corporations provide TechTeam with unparalleled experience and expertise in providing the following IT support solutions: information technology support solutions, including IT outsourcing services, government technology services, IT consulting and systems integration, technical staffing, and learning services. For information about TechTeam Global, Inc. and its services, call 1-800-522-4451 or visit http://www.techteam.com .  TechTeam’s common stock is traded on the NASDAQ Global Market under the symbol “TEAM.”

          Safe Harbor Statement

          The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company’s core business, revenue, and earnings performance going forward, management of overhead expenses, productivity, and operating expenses.  Forward-looking statements may be identified by words including, but not limited to, “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the market’s acceptance of and demand for the Company’s offerings, competition, unforeseen expenses, the costs and risks associated with our global expansion and in executing an offshore strategy, demands upon and consumption of the Company’s cash and cash equivalent resources or changes in the Company’s access to working capital, currency fluctuations, changes in the quantity of the Company’s common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company’s clients, economic factors specific to the automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, unforeseen or unplanned delays in the Company’s ability to consummate acquisitions, and the Company’s ability to successfully integrate acquisitions on a timely basis.  The settlement with Mr. Morgan is contingent upon the Regional Director of the Department of Labor agreeing to dismiss Mr. Morgan’s whistleblower claim under the Sarbanes-Oxley Act of 2002, which the Company expects to be a formality.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement.  Prospective investors should also review all aspects of the Company’s Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the risks described therein from time to time.

Financial Data
TechTeam Global, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2006	2005	% Change	2006	2005	% Change

Revenue
IT outsourcing services	$21,293	$17,892	19.0%	$60,803	$55,631	9.3%
Government technology services	12,285	14,482	(15.2)%	35,771	43,662	(18.1)%
IT consulting and systems integration	6,189	6,758	(8.4)%	19,662	19,690	(0.1)%
Other services	2,260	2,182	3.6%	7,258	6,654	9.1%

Total Revenue	42,027	41,314	1.7%	123,494	125,637	(1.7)%

Cost of Revenue
IT outsourcing services	15,825	13,342	18.6%	45,714	41,640	9.8%
Asset impairment loss	—	—	—	580	—	—

Total IT outsourcing	15,825	13,342	18.6%	46,294	41,640	11.2%
Government technology services	8,896	10,472	(15.0)%	25,660	31,061	(17.4)%
IT consulting and systems integration	5,020	5,421	(7.4)%	15,468	15,726	(1.6)%
Other services	1,923	1,736	10.8%	5,938	5,158	15.1%

Total Cost of Revenue	31,664	30,971	2.2%	93,360	93,585	(0.2)%

Gross Profit	10,363	10,343	0.2%	30,134	32,052	(6.0)%
Selling, general and administrative expense	9,946	8,606	15.6%	29,547	25,767	14.7%

Operating Income	417	1,737	(76.0)%	587	6,285	(90.7)%
Net interest income 205	151	525		314
Foreign currency transaction loss	(5)	(99)		(104)	(3)

Income before Income Taxes	617	1,789		1,008	6,596
Income tax provision	236	563		365	2,098

Income from Continuing Operations	381	1,226		643	4,498
Income (loss) from discontinued operations, net of tax	(11)	3		(11)	59

Net Income	$370	$1,229		$632	$4,557

Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2006	2005	% Change		2006	2005	% Change

Net Income	$370	$1,229	NM	%	$632	$4,557	NM	%

Diluted Earnings per Common Share
Continuing operations	$0.04	$0.12			$0.06	$0.45

Discontinued operations	$—	$—			$—	$0.01

Total	$0.04	$0.12			$0.06	$0.45

Diluted weighted average common shares and common share equivalents	10,242	10,209			10,217	10,045

Condensed Consolidated Balance Sheet (unaudited)
(In thousands)

	September 30, 2006	December 31, 2005

Current Assets
Cash and cash equivalents	$26,398	$34,756
Accounts receivable, net	40,945	43,770
Other current assets	5,966	2,664

Total current assets	73,309	81,190

Net Property, Equipment, and Purchased Software	8,740	8,063
Other Assets
Goodwill	22,151	22,104
Intangibles, net	9,728	11,213
Other	474	440

Total other assets	32,353	33,757

Total Assets	$114,402	$123,010

Current Liabilities
Accounts payable	$6,755	$12,753
Accrued payroll, related taxes, and withholdings	8,279	10,020
Accrued liabilities, taxes, and other	8,705	7,882

Total current liabilities	23,739	30,655

Long-Term Liabilities
Long-term debt	5,118	10,937
Deferred income taxes	1,851	2,614
Other long-term liabilities	529	564

Total long-term liabilities	7,498	14,115

Shareholders’ Equity
Preferred stock	—	—
Common stock	103	99
Additional paid-in capital	70,933	69,148
Unamortized deferred compensation	—	(866)
Retained earnings	10,893	10,261
Accumulated other comprehensive income (loss)	1,236	(402)

Total shareholders’ equity	83,165	78,240

Total Liabilities and Shareholders’ Equity	$114,402	$123,010

Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Nine Months Ended September 30,

	2006	2005

Operating Activities
Net income	$632	$4,557
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,353	4,105
Other adjustments	(6,982)	(212)
(Income) loss from discontinued operations	11	(59)
Net operating cash flow from discontinued operations	55	55

Net cash provided by (used in) operating activities	(1,931)	8,446

Investing Activities
Purchase of property, equipment, and software	(3,155)	(2,344)
Cash paid for acquisitions, net of cash acquired	(494)	(21,687)

Net cash used in investing activities	(3,649)	(24,031)

Financing Activities
Proceeds from issuance of Company stock	2,186	2,972
Tax benefit from stock options	166	—
Payments on long-term debt	(5,819)	(5,184)
Proceeds from issuance of long-term debt	—	15,000
Net financing cash flow from discontinued operations	—	(11)

Net cash provided by (used in) financing activities	(3,467)	12,777

Effect of exchange rate changes on cash and cash equivalents	689	(1,113)

Decrease in cash and cash equivalents	(8,358)	(3,921)
Cash and cash equivalents at beginning of period	34,756	40,436

Cash and cash equivalents at end of period	$26,398	$36,515

Reconciliation of Operating Income to EBITDA
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Reconciliation of Operating Income to EBITDA
Operating income	$417	$1,737	$587	$6,285
Depreciation and amortization	1,291	1,333	4,353	4,105
Foreign currency transaction loss	(5)	(99)	(104)	(3)

EBITDA from Continuing Operations	$1,703	$2,971	$4,836	$10,387

Reconciliation of Third Quarter and Year-to-Date Earnings
Excluding Special Items to Net Income
(In thousands, except per share data)

	After-Tax Earnings	Earnings (Loss) per Share

Reconciliation of Third Quarter Earnings Excluding Special Items to Net Income
Third quarter earnings excluding special items	$799	$0.08
Special item - Settlement of claims, net of tax of $221	(429)	(0.04)

Net income - Third Quarter	$370	$0.04

Reconciliation of Year-to-Date Earnings Excluding Special Items to Net Income
Year-to-date earnings excluding special items	$2,433	$0.24
Special items-
Legal and professional fees, net of tax of $536	(995)	(0.10)
Settlement of claims, net of tax of $221	(429)	(0.04)
Asset impairment, net of tax of $203	(377)	(0.04)

Total special items	(1,801)	(0.18)

Net income - Year-to-Date	$632	$0.06

SOURCE  TechTeam Global, Inc.
          -0-                                                            11/02/2006
          /CONTACT:  William C. (Chris) Brown, President and Chief Executive Officer, +1-248-357-2866, wcbrown@techteam.com or Marc J. Lichtman, Vice President, Chief Financial Officer and Treasurer, +1-248-357-2866, marc.lichtman@techteam.com both of TechTeam Global, Inc./
          /Web site:  http://www.techteam.com
                            http://www.techteam.com/investors /
          (TEAM)